SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [   ]

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[ ] Preliminary Proxy Statement
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[ ] Definitive Additional Materials
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SPEEDFAM-IPEC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SPEEDFAM-IPEC, INC.

305 North 54th Street
Chandler, Arizona 85226

NOTICE AND PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 13, 2000

       The annual meeting of shareholders of SpeedFam-IPEC, Inc., an Illinois corporation, will be held at the company’s corporate headquarters, 305 North 54th Street, Chandler, Arizona 85226 on Friday, October 13, 2000, at 11:00 a.m., local time, for the following purposes as described in the attached proxy statement:

1. To elect a board of nine directors;

2. To amend the 1995 Stock Plan for Employees and Directors of SpeedFam-IPEC, Inc. to increase the shares reserved for issuance thereunder by 2,000,000 shares;

3. To amend the 1995 Stock Plan for Employees and Directors of SpeedFam-IPEC, Inc. to change the vesting period for options grants to eligible directors;

4. To amend the 1995 Employee Stock Purchase Plan of SpeedFam-IPEC, Inc. to increase the shares reserved for issuance thereunder by 300,000 shares;

5. To provide for annual increases, to occur automatically on June 1 of each year, beginning in 2001, for the duration of the 1995 Employee Stock Purchase Plan of SpeedFam-IPEC, Inc.;

6. To ratify the appointment of KPMG LLP as independent auditors for the company’s fiscal year 2001; and

7. To transact such other business as may properly come before the annual meeting or any adjournment thereof.

      Shareholders of record of the company at the close of business on August 28, 2000 will be entitled to notice of and to vote at the meeting. A copy of the company’s 2000 annual report, which includes audited financial statements, is enclosed. The officers and directors of the company cordially invite you to attend the annual meeting.

By Order of the Board of Directors,

/s/ Richard J. Faubert
Richard J. Faubert
President and Chief Executive Officer

September 11, 2000

IMPORTANT

PLEASE COMPLETE, SIGN, DATE AND RETURN

YOUR PROXY IN THE ENCLOSED ENVELOPE.

SPEEDFAM-IPEC, INC.

305 North 54th Street
Chandler, Arizona 85226

PROXY STATEMENT

       This proxy statement is furnished to the shareholders of SpeedFam-IPEC, Inc. in connection with the solicitation by the Board of Directors of the company of proxies for use at the company’s annual meeting of shareholders to be held on October 13, 2000.

      Any shareholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the company, execution of a subsequent proxy or attendance at the annual meeting and voting in person. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the meeting or at any adjournment thereof.

      Georgeson Shareholder Communications will be providing proxy solicitation services for the company. The cost of such services, which will be paid by the company, is estimated to be approximately $12,000. In addition to solicitation by mail, officers and employees of the company may solicit proxies by telephone or in person. The company may also reimburse brokers, banks, nominees, and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of the common stock.

      This proxy statement and form of proxy were first mailed to shareholders on or about September 11, 2000.

Voting

      Shareholders of record on the books of the company at the close of business on August 28, 2000 will be entitled to notice of and to vote at the meeting. A list of the shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting at the company’s corporate headquarters, 305 North 54th Street, Chandler, Arizona 85226. On August 28, 2000, 29,907,577 shares of common stock were issued and outstanding. Each outstanding share of common stock entitles the holder to one vote on each matter submitted to a vote at the meeting.

      The shares represented by proxies will be voted as directed in the proxies. In the absence of specific direction, the shares represented by proxies will be voted FOR the election of all of the nominees as directors of the company, FOR the proposal to amend the 1995 Stock Plan, FOR the proposal to amend the 1995 Employee Stock Purchase Plan and FOR the proposal to ratify the appointment of the independent auditors. In the event any nominee for director shall be unable to serve, which is not now contemplated, the shares represented by proxies may be voted for a substitute nominee. If any matters are to be presented at the annual meeting other than the matters referred to in this proxy statement, the shares represented by proxies will be voted in the discretion of the proxy holders.

      The company’s bylaws provide that a majority of all of the shares of common stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum, except in the case of votes to approve an employee benefit plan, in which case “broker non-votes” will not be counted as present and entitled to vote. To determine whether a specific proposal has received sufficient votes to be passed, for shares deemed present, an abstention and a broker non-vote (except in the case of a vote to approve an employee benefit plan) will have the same effect as a vote “against” the proposal. The nine nominees for director who receive the most votes will be elected. With respect to the proposals to amend the 1995 Stock Plan and the 1995 Employee Stock Purchase Plan, the affirmative vote of the holders of a majority of the shares of the company’s common stock present or represented and voting at the annual meeting will be required to approve such proposals.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      Directors are to be elected at the annual meeting to serve terms of one year or until their respective successors have been elected. The nominees for director are listed below together with certain biographical information.

Vote Required

      The approval of the nominees for directorships requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the proposal at the annual meeting.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE NOMINEES LISTED BELOW AS DIRECTORS.

      James N. Farley (71) has been a director of the company since 1961. He currently serves as Co-Chairman of the Board, a position he has held since April 1999. He was appointed Chairman and Chief Executive Officer by the Board of Directors in 1993 and served in both capacities until May 1997. Mr. Farley had been President of the company from 1967 to 1993. Prior to that, he was Vice President of Sales and had served as Business Manager since 1960. Mr. Farley also serves on the Board of Directors of three privately held companies.

      Sanjeev R. Chitre (46) was named Co-Chairman of the Board and director of the company in April 1999. Mr. Chitre has been the Chief Executive Officer of AvantCom Network, Inc., a provider of Internet-based electronic commerce solutions to capital-intensive industries, since January 1999. Previously, he founded IPEC and was its Chairman of the Board from 1989 to April 1999. He was IPEC’s Chief Executive Officer from October 1989 to August 1997. Mr. Chitre was Vice President of marketing and sales of Superwave Technology, Inc., a manufacturer of automated in-line systems for the semiconductor industry, from 1984 through 1989.

      Richard J. Faubert (52) has been a director of the company since 1998. Mr. Faubert has served as its President and Chief Executive Officer since October 1998. He joined the company after seven years with Tektronix, Inc., where, from 1994 until 1998, he served as Vice President and General Manager of the TV/Comm Business Unit. Mr. Faubert also serves on the Board of Directors of RadiSys Corporation, a public company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and SEMI/ SEMATECH, a nonprofit consortium whose members are suppliers to the global semiconductor manufacturing industry.

      Makoto Kouzuma (61) has been a director of the company since 1982. He was appointed Chief Executive Officer by the Board of Directors in May 1997 and served in that capacity until October 1998. In 1993, Mr. Kouzuma was named President and Chief Operating Officer of the company and served in both capacities until October 1998. He was Executive Vice President of the company and had the additional post of President of SpeedFam Corporation from 1990 to 1993. He is also the former Executive Vice President and General Manager of SpeedFam Co., Ltd., which was the company’s joint venture in the Far East (the “Far

East Joint Venture”) from 1971 through August 2000. Mr. Kouzuma joined the company in 1969 to open a Japanese liaison office.

      Neil R. Bonke (58) has been a director since 1996. He has been a director of Electroglas, Inc., a capital equipment supplier to the semiconductor device market and a public company subject to the reporting requirements of the Exchange Act, since April 1993. Mr. Bonke was the Chairman of the Board of Electroglas, Inc. from April 1993 to July 1997 and its Chief Executive Officer from April 1993 until April 1996. He also serves on the Board of Directors of Sanmina Corp., a public company subject to the reporting requirements of the Exchange Act. Mr. Bonke was a Group Vice President of General Signal and President of General Signal’s Semiconductor Equipment Operations from September 1991 to July 1993. Mr. Bonke is a current director of the San Jose State University Foundation.

      Richard S. Hill (48) has been a director of the company since 1997. He has been the Chief Executive Officer and a director of Novellus Systems, Inc., a capital equipment supplier to the semiconductor device market and a public company subject to the reporting requirements of the Exchange Act, since 1993. In May 1996, he was named Chairman of the Board of Novellus Systems, Inc. From 1981 to August 1993, Mr. Hill was employed by Tektronix, Inc., a test and measurement company, where he held positions as President of the Tektronix Development company, Vice President of the Test & Measurement Group, and President of Tektronix Components Corporation.

      Roger D. McDaniel (61) was named a director of the company in April 1999. Mr. McDaniel was President and Chief Executive Officer of IPEC from 1997 to April 1999. He was a Director of IPEC from August 1996 to April 1999. From 1989 to August 1996, Mr. McDaniel was the Chief Executive Officer of MEMC, a silicon wafer producer, and he served as a director of MEMC from April 1989 to March 1997. Mr. McDaniel is a director of Veeco Instruments, Inc. and Entegris, Inc., a public company, each subject to the reporting requirements of the Exchange Act. He is an Ex-officio director and past Chairman of the Semiconductor Equipment and Materials Institute (“SEMI”), an international industry association of material and equipment manufacturers which serves the semiconductor industry.

      Kenneth Levy (58) was named a director of the company in April 1999. Mr. Levy was a director of IPEC from May 1995 to April 1999. Kenneth Levy is a co-founder of KLA-Tencor, a semiconductor manufacturing instrumentation company and a public company subject to the reporting requirements of the Exchange Act, and since July 1, 1999 has been its Chairman of the Board and a Director. From July 1, 1998 until June 30, 1999, he was Chief Executive Officer and a director of KLA-Tencor. From April 30, 1997 until June 30, 1998 he was Chairman of the Board and a director of KLA-Tencor. From 1975 until April 30, 1997 he was Chairman of the Board, Chief Executive Officer and a director of KLA-Tencor. Mr. Levy is a director of Ultratech Stepper, Inc., a company subject to the reporting requirements of the Exchange Act. Mr. Levy also serves as a director emeritus of SEMI.

      Carl Neun (56) is nominated for election as a director of the company in October 2000. Mr. Neun is Chairman of WireX Communications, Inc., a server appliance software company. From March 1993 to January 2000, Mr. Neun was Senior Vice President and Chief Financial Officer of Tektronix, Inc. a test and measurement company and a public company subject to the reporting requirements of the Exchange Act. From September 1987 through March 1993 he was Senior Vice President and Chief Financial Officer of Conner Peripherals, Inc., a disk drive company. Mr. Neun is a director of Powerwave Technologies, Inc. and Radisys Corporation, a public company, each subject to the reporting requirements of the Exchange Act.

Additional Information Concerning Board of Directors

      The Board of Directors currently consists of nine persons. The company’s non-employee directors each receive an annual retainer of $11,000, plus a fee of $1,000 for each Board meeting and $500 for each committee meeting they attend. In addition, each non-employee director receives an initial option grant to purchase 15,000 shares of common stock and annually receives an option to purchase 5,000 shares of common stock pursuant to the 1995 Stock Plan. Historically these option grants have vested over a four or five year period, beginning on the one-year anniversary of the option grant. If Proposal No. 3 is approved by the shareholders at the company’s annual meeting on October 13, 2000, future eligible director option grants will be immediately vested on the day the option is granted. All directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.

      The compensation committee consists of Messrs. Bonke, Hill and Levy, with Mr. Bonke serving as chairman of the committee. The duties of the compensation committee are to provide a general review of the company’s compensation and benefit plans to ensure that they meet corporate objectives. The compensation committee (i) determines compensation for all officers of the company, (ii) grants awards to officers under the company’s compensation and benefit plans and (iii) adopts major company compensation policies and practices. The compensation committee met one time during fiscal 2000.

      The audit committee currently consists of Messrs. Bonke, Freschi and McDaniel, with Mr. McDaniel serving as chairman of the committee. The audit committee makes recommendations to the Board of Directors regarding the selection of independent auditors and reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors, approves the audit fees payable to the independent auditors and reviews audit results. The audit committee met five times during fiscal 2000. It is the company’s intent to appoint Mr. Neun, if he is elected to the Board of Directors, to the audit committee in place of Mr. Freschi who is not seeking reelection.

      The Board of Directors held six meetings during fiscal 2000. All of the directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served for the period during which each served as a director.

Certain Relationships and Related Transactions

      During Fiscal 2000, Messrs. Farley and Kouzuma were entitled to certain amounts from the Far East Joint Venture consisting of salaries, directors’ fees and bonuses, as well as dividends on their individual holdings of stock in certain of the joint venture’s subsidiaries. All amounts payable to Mr. Farley from the Far East Joint Venture have paid directly to the company. During the Far East Joint Venture’s fiscal years ended April 30, 2000, 1999 and 1998, such payments totaled approximately (Yen)12.3 million ($113,595), (Yen)17.7 million ($139,093) and (Yen)19.5 million ($157,279) respectively. As of August 30, 2000 SpeedFam-IPEC, Inc. transferred its shares in the Far East Joint Venture to Obara Corporation.

      Pursuant to an agreement with the Far East Joint Venture, since June 1, 1998, the company has been solely responsible for compensating Mr. Kouzuma. In lieu of director’s fees, salary and bonus paid directly to Mr. Kouzuma for services rendered with respect to the Far East Joint Venture, the Far East Joint Venture has paid an annual amount directly to the company for the use of Mr. Kouzuma’s services. For the Far East Joint Venture’s fiscal year ended April 30, 2000, Mr. Kouzuma was compensated by the company as described under “Compensation of Executive Officers.” The Far East Joint Venture paid $210,179 and $237,675 to the company for the use of Mr. Kouzuma’s services in fiscal 2000 and 1999, respectively. During the Far East Joint Venture’s fiscal year ended April 30, 1998, Mr. Kouzuma received an aggregate of approximately (Yen)40.6 million ($326,904) directly from the Far East Joint Venture.

      Both Messrs. Farley and Kouzuma have served as directors of the Far East Joint Venture, SpeedFam-IPEC Clean Systems Co., Ltd., a majority subsidiary of the Far East Joint Venture, Met-Coil Ltd., the Far East Joint Venture’s 50%-owned joint venture, and several wholly-owned subsidiaries of the Far East Joint Venture, namely SpeedFam-IPEC Korea Ltd., SpeedFam-IPEC Taiwan Limited, SpeedFam-IPEC India (Pvt.) Ltd. and SpeedFam-IPEC (S.E.A.) Pte. Ltd. in Singapore. In addition, Mr. Kouzuma has also served as President of SpeedFam-IPEC Clean Systems Co., Ltd. and served as a director of Saku Seiki Co., Ltd., a majority owned subsidiary of the Far East Joint Venture. In connection with SpeedFam-IPEC, Inc.’s transfer of its shares in the Far East Joint Venture to Obara Corporation, Messrs. Farley and Kouzuma have either resigned or will resign their positions with the above-referenced entities. In addition, Messrs. Farley and Kouzuma own 5% of the outstanding capital stock of SpeedFam-IPEC Clean Systems Co., Ltd. and Mr. Kouzuma owns 10.62% of the outstanding capital stock of Saku Seiki Co., Ltd.

      During fiscal 2000, the Company had purchases of raw materials of approximately $2.9 million from Berkeley Process Controls, a California-based company. Mr. Farley is a board member of this company.

Compliance With Section 16(A) of the Exchange Act

      Section 16(a) of the Securities Exchange Act of 1934 requires the company’s directors and officers to file reports of ownership and changes in ownership of the company’s common stock with the Securities and Exchange Commission. The company is required to disclose in this proxy statement any late filings of those reports made by its directors and executive officers in fiscal 2000. Under the Section 16(a) rules and subject to certain exceptions, directors and executive officers are required to file a Form 4 on or before the tenth day after the end of the month in which a change in beneficial ownership has occurred. During fiscal 2000, Mr. Hill, Mr. Bonke, and Mr. Smith each filed one late Form 4 statement of beneficial changes in ownership, and Mr. Kouzuma and Mr. Farley each filed two late Form 4 statements of beneficial changes in ownership.

OWNERSHIP OF SPEEDFAM-IPEC, INC. COMMON STOCK

      The following table sets forth certain information known to the company with respect to beneficial ownership of the company’s common stock as of July 31, 2000 by (i) each shareholder who is known by the company to own beneficially more than 5% of the common stock, (ii) each of the company’s directors, (iii) each named executive officer (as defined herein) and (iv) all directors and executive officers of the company as a group. Except as otherwise indicated, the company believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Information with respect to Capital Guardian Trust Company and State of Wisconsin Investment Board is based solely on each such entity’s respective public filings made with the Securities and Exchange Commission.

	Beneficial Ownership

Name And Address	Number	Percent

Capital Guardian Trust Company	2,636,587	8.8%
333 South Hope Street
Los Angeles, California 90071

State of Wisconsin Investment Board	4,576,140	15.3%
121 East Wilson Street
Madison, Wisconsin 53707

James N. Farley(1)	1,659,858	5.6%

Makoto Kouzuma(2)	545,996	1.8%

Sanjeev R. Chitre(3)	690,475	2.3%

Richard J. Faubert(4)	141,000	*

Ralph D. Hartung(5)	16,529	*

Robert R. Smith(6)	119,713	*

Neil R. Bonke(7)	20,500	*

Richard S. Hill(8)	13,035	*

Roger D. McDaniel(9)	305,300	1.0%

William J. Freschi(10)	56,964	*

Kenneth Levy(11)	62,124	*

J. Michael Dodson(12)	26,262	*

All directors and executive officers as a group (12 persons)(13)	3,657,757	12.2%

*	Less than one percent.

(1)	All shares directly owned by Mr. Farley are held in the James N. Farley Trust, of which Mr. Farley acts as sole trustee. Includes 600,000 shares beneficially owned by Mr. Farley’s spouse. Excludes 474,780 shares held in the Makoto Kouzuma Trust, a revocable trust, of which Mr. Farley serves as co-trustee. Mr. Farley disclaims beneficial ownership of the shares held in the Makoto Kouzuma Trust. Also excludes 83,720 shares held by the James N. and Nancy J. Farley Foundation. Does not include shares of SpeedFam-IPEC, Inc. issuable upon conversion of $1,200,000 principal amount of Integrated Process Equipment Corp. 6 1/4% Convertible Subordinated Notes due September 15, 2004.

(2)	Of such shares, 474,780 are held in the Makoto Kouzuma Trust, a revocable trust. Mr. Farley acts as co-trustee of such trust and shares voting and dispositive power over shares held in the trust with the other co-trustee. The Makoto Kouzuma Trust may be voluntarily terminated by Mr. Kouzuma at any time. Includes 71,216 shares subject to issuance to Mr. Kouzuma upon the exercise of certain stock options.

(3)	All such shares are subject to issuance to Mr. Chitre upon the exercise of certain stock options. Excludes 106,764 shares held by the Avantika Sanjeev Chitre Irrevocable Trust. Neither Mr. Chitre nor his wife has a beneficial interest in such shares. Bruce W. McRoy, the trustee, holds sole voting and investment power in the shares. The beneficiary of the trust is Mr. Chitre’s daughter.

(4)	Includes 136,000 shares subject to issuance to Mr. Faubert upon the exercise of certain stock options.

(5)	Includes 15,620 shares subject to issuance to Mr. Hartung upon the exercise of certain stock options.

(6)	Includes 11,120 shares beneficially owned by Mr. Smith’s spouse. Also includes 75,562 shares subject to issuance to Mr. Smith upon the exercise of certain stock options.

(7)	Includes 16,000 shares subject to issuance to Mr. Bonke upon the exercise of certain stock options.

(8)	Includes 13,000 shares subject to issuance to Mr. Hill upon the exercise of certain stock options.

(9)	All such shares subject to issuance to Mr. McDaniel upon the exercise of certain stock options.

(10)	Includes 50,587 shares subject to issuance to Mr. Freschi upon the exercise of certain stock options. Mr. Freschi is not seeking re-election as a director of the company.

(11)	All such shares are subject to issuance to Mr. Levy upon the exercise of certain stock options.

(12)	Includes 24,000 shares subject to issuance to Mr. Dodson upon the exercise of certain stock options.

(13)	Mr. Giovanni Nocerino, appointed executive vice president, effective May 22, 2000, does not own any shares of the company.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

      The following table shows the compensation awarded or paid by the company to the Co-Chairmen of the Board, the Chief Executive Officer, the Executive Vice President and General Manager of SpeedFam Co., Ltd., the former Chief Operating Officer, the Chief Financial Officer and the Managing Director of SpeedFam-IPEC Limited of the company during the fiscal years ended June 3, 2000, and May 31, 1999, and 1998:

					Long Term
					Compensation
					Awards
					Securities
					Underlying
	Fiscal	Annual	Compensation	Other Annual	Options	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation	(# Shares)	Compensation(1)

Richard J. Faubert	2000	$400,000	$—	$—	160,000	$41,848
President and Chief Executive	1999	243,077	250,000	—	300,000	—
Officer

Makoto Kouzuma(2)	2000	$598,137	$—	$—	25,000	$1,417
Former Executive Vice President	1999	590,489	—	13,754	—	5,352
and General Manager of	1998	368,400	128,940	13,754	40,000	3,770
SpeedFam Co., Ltd.; Former President and Chief Executive Officer (1997 — October 1998)

Ralph D. Hartung(3)	2000	$295,494	$225,000	$—	50,000	$302,365
Former Chief Operating Officer	1999	208,534	88,893	5,200	31,240	3,055

J. Michael Dodson(4)	2000	$161,539	$42,000	$—	156,000	$154,770
Chief Financial Officer

Robert R. Smith	2000	$187,506	$—	$44,084	20,000	$—
Managing Director —	1999	168,654	82,461	24,681	—	1,193
SpeedFam-IPEC Limited	1998	159,748	79,870	22,261	9,000	1,652

(1)	Consists of the company’s matching contribution to the company’s 401(k) Plan and, for fiscal 1999 and 1998, payments of life insurance premiums in the following respective amounts: $225 and $288 for Mr. Kouzuma, $210 and $288 for Mr. Smith. For fiscal 2000 only, consists of severance-related compensation of $300,000 for Mr. Hartung. For fiscal 2000 only, consists of relocation expenses for Messrs. Faubert and Dodson.

(2)	During the Far East Joint Venture’s fiscal year ended April 30 1998, Mr. Kouzuma received an aggregate of approximately $326,904 directly from the Far East Joint Venture. All amounts in U.S. dollars above are based upon the average annual yen/dollar exchange rate for the subject year. See “Certain Relationships.”

(3)	Mr. Hartung became an officer of the company in April 1999 following the SpeedFam-IPEC merger. Previously, Mr. Hartung served as an executive officer of IPEC. Mr. Hartung terminated employment with Speedfam-IPEC in April, 2000.

(4)	Mr. Dodson began employment with the company in August 1999.

Employment/ Consulting Agreements

      Executive Officers. The company has entered into an employment agreement with Mr. Nocerino, who was appointed executive vice president of the company effective May 22, 2000. The material term of this employment agreement is as follows:

•	initial term of employment as executive vice president to end on May 31, 2001.

•	base annual salary of $280,000, plus performance-based bonuses.

•	options to purchase 250,000 shares of the common stock of the company (exercise price = $12.00 per share).

•	2-year non-compete agreement after termination of the agreement.

•	severance payment of 1 year salary, plus bonus, if terminated without cause.

•	change of control provision providing for 2 times base salary, plus bonus, and immediate vesting of all options if terminated without cause during 1-year period following change of control.

Option Grants In Last Fiscal Year

      The following table sets forth each grant of stock options made during the fiscal year ended June 3, 2000 to those named executive officers who received stock options. No stock appreciation rights were granted during such year to any of the named executive officers.

	Individual Grants

		Percent of			Potential Realizable Value
	Number of	Total Options			At Assumed Annual
	Securities	Granted to			Rates of Appreciation
	Underlying	Employees in	Exercise		For Option Term(9)
	Options	Fiscal	Price	Expiration
Name	Granted(#)	Year(7)	($/SH)(8)	Date	5%	10%

Robert R. Smith(1)	10,000	*	$9.84	7/30/09	$61,907	$156,885
	10,000	*	$12.75	5/19/10	$80,184	$203,202

Makoto Kouzuma(2)	25,000	1.1%	$9.84	7/30/09	$154,768	$392,212

Ralph Hartung(3)	50,000	2.3%	$9.84	7/30/09	$309,536	$784,424

Richard J. Faubert(4)	80,000	3.6%	$9.84	7/30/09	$495,257	$1,255,079
	80,000	3.6%	$12.75	5/19/10	$641,473	$1,625,617

J. Michael Dodson(5)	120,000	5.4%	$9.44	8/09/09	$712,223	$1,804,913
	36,000	1.6%	$12.75	5/19/10	$288,663	$731,528

Giovanni Nocerino(6)	250,000	11.3%	$12.00	5/22/10	$1,886,684	$4,781,227

*	Less than one percent

(1)	Two ten year grants: (i) 10,000 options vesting annually over five years beginning July 30, 2000 at $9.84 per share and (ii) 10,000 options vesting over four years beginning May 19, 2001 at $12.75 per share.

(2)	Options become exercisable over a five-year period with 20% vesting annually beginning July 30, 2000. The term of the options is ten years.

(3)	Options become exercisable over a five-year period with 20% vesting annually beginning July 30, 2000. The term of the options is ten years. Mr. Hartung terminated employment in April 2000. Subsequent to this termination, these options were canceled.

(4)	Two ten year grants: (i) 80,000 options vesting over five years beginning July 30, 2000 at $9.84 and (ii) 80,000 options vesting over four years at $12.75 beginning May 19, 2001.

(5)	Two ten year grants: (i) 120,000 options vesting over five years beginning May 31, 2000 at $9.44 per share and (ii) 36,000 options vesting over four years beginning May 19, 2001 at $12.75 per share.

(6)	Options become exercisable over a four year period beginning May 22, 2001. The term of the options is ten years.

(7)	Based on an aggregate of 2,213,750 options granted to directors, officers and employees in fiscal 2000, including to any named executive officers.

(8)	The exercise price per share of each option was equal to 100% of the fair market value of the common stock on the date of grant.

(9)	The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

      The following table sets forth the number of options exercised during the fiscal year ended June 3, 2000 and the number and value of unexercised options held by each of the named executive officers at June 3, 2000.

Value of Unexercised
			Number of	In-The-Money
	Shares		Unexercised Options	Options at
	Acquired	Value	at FY-End(#)	FY-End($)(2)
	On	Realized	Exercisable/	Exercisable/
Name	Exercise(#)	($)(1)	Unexercisable	Unexercisable

Richard J. Faubert	—		120,000/340,000	$870,000/$2,177,496

Makoto Kouzuma	22,000	$149,105	66,216/66,880	$0/$172,655

Ralph D. Hartung	—		15,620/15,620	$78,155/$78,155

J. Michael Dodson	—		24,000/132,000	$175,500/$846,000

Giovanni Nocerino	—		None/250,000	$0/$1,187,500

Robert R. Smith	—		73,562/29,936	$801,274/$109,062

(1)	Value is based on the difference between the stock option exercise price and the closing price on the date such options were exercised, multiplied by the number of shares of common stock underlying such stock options.

(2)	Value is based on the difference between the stock option exercise price and the closing price on June 2, 2000 of $16.75, multiplied by the number of shares of common stock underlying the stock options.

Report of the Compensation Committee on Executive Compensation

      The compensation committee consists of Messrs. Bonke, Hill and Levy, with Mr. Bonke serving as chairman of the committee. The duties of the compensation committee are to provide a general review of the company’s compensation and benefit plans to ensure that they meet corporate objectives. Specifically, the compensation committee, after consultation with senior management: (i) determines compensation for all officers of the company, (ii) grants awards to officers under the company’s compensation and benefit plans, and (iii) adopts major company compensation policies and practices. The compensation committee met one time during fiscal 2000 and reviewed the compensation packages of all executive officers and determined appropriate bonuses and other compensation, including the granting of options to purchase common stock.

      The compensation committee’s executive compensation policies are intended to enable the company to attract and retain qualified executives through a compensation program consisting of base salary, annual incentives and stock options. The level of compensation for the executive officers are generally intended to be competitive with those of other executives in similar positions and companies in the semiconductor equipment manufacturing business and other high technology-related companies, based upon the relative size of those companies and the scope of the executive’s responsibilities. It is the company’s policy to target both base salaries and stock option awards at a competitive level with this group. Annual incentive opportunities are set slightly above the competitive group. This competitive group of companies is similar to, but not identical to, those companies used in the Peer Group Index described on page 12 of this proxy statement.

      After determining the level of compensation for each executive officer as compared with such person’s counterparts, the compensation committee weighs the individual’s performance and considers such officer’s contribution to the financial and other objectives of the company. The goals and objectives are established in advance of the performance period, and may reflect specific individual objectives for the officer, financial or other objectives for the company, or a combination of these factors. Among the criteria used by the company in making pay decisions both for salary actions and incentive awards are revenues, earnings, results of operations and special projects and the overall financial performance of the company from year to year. Further, the compensation committee may adjust awards to an individual based on the specific achievements of the individual officer.

      In fiscal 2000, the compensation committee reviewed each officer’s performance evaluation and the recommendations of the Chief Executive Officer as to the achievements of the company’s and individual officer’s performance goals. Based upon these reviews, the compensation committee determined the annual compensation payments reflected in the Summary Compensation Table included in this proxy statement.

      The compensation committee also may grant executives and other employees stock options under the 1995 Stock Plan. The compensation committee believes that stock ownership by management encourages management to maximize share owner value. Stock options granted to executives and other employees of the company give optionees the right to purchase shares of the company’s common stock.

      Generally, the compensation committee grants stock options based on a number of factors, including, but not limited to, competitive practice, the individual’s position in the company, and the individual’s performance and potential.

      The company intends, to the extent practicable, to preserve the deductibility under the Internal Revenue Code for all compensation paid to its executive officers while maintaining compensation programs to attract, retain and motivate the highly qualified executives needed by the company to operate successfully in a highly competitive marketplace.

      The compensation committee’s basis for determining the compensation of Messrs. Makoto Kouzuma and Richard Faubert have been substantially the same as those referred to for the other executive officers of the company. In determining Mr. Kouzuma’s annual compensation, the compensation committee that served during fiscal 1998 considered Mr. Kouzuma’s extensive duties both with respect to the company and the Far East Joint Venture.

      The fiscal 2000 compensation committee considered the compensation packages for chief executives of comparable companies in similar industries in determining Mr. Faubert’s salary package. Mr. Faubert’s option grant received in fiscal 2000 at the start of his employment is also in line with other chief executives in the industry.

COMPENSATION COMMITTEE

Richard S. Hill
Kenneth Levy
Neil R. Bonke, chairman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      There are no transactions involving members of the compensation committee and the company.

STOCK PRICE PERFORMANCE GRAPH

      The following graph compares the fifty-five (through June 3, 2000) month cumulative total return on the common stock to the fifty-five month cumulative total returns on the Nasdaq Market Index and the Peer Group Index. This measurement period begins on the date the common stock began trading and ends on the last trading date of the company’s last completed fiscal year. The company designs, develops, manufactures, markets and services chemical mechanical planarization, or CMP, systems used in the fabrication of semiconductor devices and other high throughput precision surface processing systems used in the fabrication of thin film memory disk media, semiconductor wafers and general industrial components. The Peer Group Index used by the company consists of eight companies that the company believes engage in a similar business and serve similar markets as that of the company. The companies in the Peer Group Index are as follows: Applied Materials Inc., FSI International, Inc., Lam Research Corp., Novellus Systems Inc., PRI Automation, Inc., Semitool Inc., and Silicon Valley Group, Inc. Previously, the Peer Group Index included IPEC, which was merged with SpeedFam effective April 6, 1999, and is, accordingly, not included in this year’s Index.

      In the case of the Nasdaq Market Index and the Peer Group Index, a $100 investment made on October 10, 1995, and reinvestment of all dividends are assumed. In the case of the company, a $100 investment made on October 10, 1995, is assumed (the company paid no dividends in fiscal years 1996, 1997, 1998, 1999 or 2000).

COMPARISON OF 55 MONTH CUMULATIVE TOTAL RETURN* AMONG

SPEEDFAM-IPEC, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

			NASDAQ STOCK
	SPEEDFAM-IPEC, INC.	PEER GROUP	MARKET (U.S.)

10/10/95	100.00	100.00	100.00
11/95	143.26	102.79	107.99
11/96	183.15	80.66	132.28
11/97	230.34	123.17	164.78
11/98	136.52	132.62	202.09
11/99	117.98	180.48	257.01
6/3/00	150.56	615.38	354.83

*  $100 invested on 10/10/95 in stock or index including reinvestment of dividends.

PROPOSAL NO. 2

AMENDMENT TO THE 1995 STOCK PLAN FOR

EMPLOYEES AND DIRECTORS OF SPEEDFAM-IPEC, INC.

      The board recommends that shareholders approve a proposed amendment to the 1995 Stock Plan. This amendment will increase the shares reserved for issuance thereunder by 2,000,000 shares, bringing the total number of shares issuable under the stock plan to 5,300,000 shares. At the annual meeting, the shareholders are being requested to approve the increase. This increase is proposed in order to ensure enough options are available for fiscal year 2001 to provide for continued growth of the company.

      The 1995 Stock Plan currently provides that a total of 3,300,000 shares of common stock may be issued pursuant to options, restricted shares, units or rights which may be granted or awarded from time to time under the plan. As of August 28, 2000, a total of 307,249 shares of common stock were available for such purpose.

      SpeedFam-IPEC, Inc. management believes that this amendment will further promote the company’s goal of retaining and attracting knowledgeable employees.

Vote Required

      The approval of the amendment to increase the number of shares available for issuance pursuant to the stock plan requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the proposal at the annual meeting.

Recommendation of the Board of Directors

      THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE AMENDMENT TO THE 1995 STOCK PLAN FOR EMPLOYEES AND DIRECTORS OF SPEEDFAM-IPEC, INC.

      The major provisions of the 1995 Stock Plan are described below:

      Term. The 1995 Stock Plan became effective as of July 27, 1995 and has no fixed expiration date.

      Administration. The 1995 Stock Plan is administered by the compensation committee, which has the exclusive authority to make awards under the 1995 Stock Plan and to make all interpretations and determinations affecting the plan. No member of the compensation committee will be eligible to participate in the plan or may be awarded equity securities under the plan or any other plan of the company during the year prior to compensation committee service unless the plan (or any other such plan) and the award to comply with the applicable requirements of Rule 16b-3 under the Exchange Act. The plan and the grant of stock options to the directors pursuant to the plan have been structured to comply with the applicable requirements of Rule 16b-3.

      Participation. Participation in the plan is limited to key officers and other employees of the company and any of its subsidiaries — “Employees” — and any member of the board who is not then an Employee or beneficial owner, either directly or indirectly, of more than 10% of the common stock — an “Eligible Director.” Eligible Directors are eligible to receive automatic grants of nonqualified stock options pursuant to the provisions of the plan. The initial automatic grants to Eligible Directors is 15,000 shares of common stock. The automatic annual grants to Eligible Directors is 5,000 shares of common stock.

      Type of Awards. Awards under the plan may be in the form of stock options (including incentive stock options — ISOs — ) which meet the requirements of Section 422 of the Internal Revenue Code, restricted shares and restricted units. The compensation committee may award stock appreciation rights in connection with any option granted under the plan, either at the time the option is granted or thereafter at any time prior to the exercise, termination or expiration of the option (“tandem right”), or separately (“freestanding right”). Awards will be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. However, the exercise price per share of common stock purchasable under any ISO and the option price of any stock appreciation right accompanying an ISO will not be less than 100% of the fair market value of a share of common stock on the date of grant of the ISO or stock appreciation right accompanying an ISO.

      Shares Available. As originally effective, no more than 1,000,000 shares of common stock could be issued under the plan (subject to adjustment as described below for stock splits, stock dividends, recapitalizations, mergers and other similar events). On October 8, 1998, shareholders approved an amendment which increased the maximum number of shares to 1,800,000. On April 6, 1999, in connection with the SpeedFam-IPEC merger, shareholders approved an amendment further increasing the maximum number of shares to 3,300,000. The proposed amendment increases the shares reserved for issuance thereunder by 2,000,000 shares, bringing the total number of shares issuable under the stock plan to 5,300,000 shares. Generally, any shares of common stock which cease to be subject to purchase under a granted option, or any forfeiting restricted share or restricted units, will become available for subsequent awards under the plan.

      Stock Options. The compensation committee will fix the term of all options granted to Employees under the plan; however, the term of ISOs may not exceed ten years from the grant date. The exercise price for any shares of common stock purchasable under an option granted to Employees will be determined by the compensation committee subject to adjustment as described below. The exercise price for any shares purchasable under an ISO will not be less than 100% of the fair market value of a share of common stock on the date the ISO is granted. The compensation committee may, in its discretion, accelerate the exercisability of any outstanding option, in whole or in part, at any time. The terms of nonqualified stock options granted to Eligible Directors, the exercise price for shares purchasable under such options and the date such options become exercisable are determined pursuant to the formula provision of the plan. However, each option granted either to an Employee or Eligible Director will become exercisable in full at the earliest of the death, eligible retirement or total disability of the option holder and may, in the discretion of the compensation committee, become exercisable in the event of an involuntary termination within three years of a change in control of the company. Each option shall be exercisable in full or in part, subject to certain requirements in the plan, by payment of the exercise price in cash or by surrender of shares already owned by the option holder.

      Stock Appreciation Rights. The compensation committee may grant stock appreciation rights in connection with any option granted under the plan, either as a tandem right or a freestanding right. Each tandem right is subject to the same terms and conditions as the related options. The exercise price of stock appreciation rights granted under the plan will be determined by the compensation committee; however, the exercise price of each stock appreciation right granted in connection with an ISO will not be less than 100% of the fair market value of a share of common stock on the date the ISO is granted. Upon exercise of an stock appreciation right, the holder will be entitled to receive the excess of the fair market value of a share of common stock over the exercise price of the stock appreciation right, payable in cash (unless otherwise determined by the compensation committee).

      Restricted Shares. The compensation committee will determine the terms, conditions and restrictions on which awards of shares of common stock may be made. The holder of such shares will generally have the rights of shareholders subject to the provisions of the plan. The compensation committee may at any time, in its sole discretion, waive the terms and conditions and/ or shorten the restricted period established for any award. All restrictions with respect to a restricted share award will lapse upon the earliest to occur of the death, eligible retirement or total disability of the holder or a change in control of the company. Generally, all restricted shares and all rights with respect to such restricted shares will be forfeited by reason of termination of employment. None of the shares subject to a restricted share award may be sold, transferred, assigned or pledged until they are delivered to the holder of the share award.

      Restricted Units. The compensation committee is authorized to grant and to determine the terms, conditions and restrictions of any restricted unit awards. No shares of common stock will be issued at the time the award is made and the company will not be required to set aside funds for the payment of any such award. The compensation committee may at any time, in its sole discretion, waive the terms and conditions and/ or shorten the restricted period established for any award. All restrictions with respect to a restricted unit award will lapse upon the earliest to occur of the death, eligible retirement or total disability of the holder or a change in control of the company. Restricted unit awards may be paid in cash or shares or any combination thereof.

      Adjustments. The compensation committee may, at any time, in the event of any stock dividend, stock split, recapitalization, merger, consolidation or other change in the capitalization of the company or similar corporate transaction or event affecting the common stock, in such manner as it deems equitable, adjust, among other things: (i) the limitation of shares that may be issued under the plan; (ii) the number and class of shares that may be subject to stock options, restricted shares or restricted units that have not been issued; (iii) the exercise price to be paid for unexercised stock options; and (iv) the share value used to determine the amount of value of any award under the plan.

      Termination And Amendment. The board may suspend, terminate, modify or amend the plan at any time, but if any such amendment requires shareholder approval in order to meet the requirements of the then applicable rules under Section 16(b) of the Exchange Act, such amendment may not be affected without obtaining shareholder approval. The board may terminate the plan, but the terms of the plan will continue to apply to awards granted prior to such termination. No suspension, termination, modification or amendment of the plan may adversely affect the rights of an employee or eligible director under previously granted awards.

      The board has authorized, subject to shareholder approval, the proposed amendment to the plan.

      The shareholders are being asked to approve the amendment. The affirmative vote of at least a majority of the shares of common stock present or represented and voting at the annual meeting is required to approve the amendment to the plan. An abstention has the effect of a vote against the proposal.

PROPOSAL NO. 3

AMENDMENT TO THE 1995 STOCK PLAN FOR

EMPLOYEES AND DIRECTORS OF SPEEDFAM-IPEC, INC.

      The board further recommends that shareholders approve a proposed amendment to the 1995 Stock Plan. This amendment will provide for immediate vesting of eligible director option grants on the date of grant for both the initial and the annual automatic grants. Existing eligible director options vest over four or five years, commencing on the one-year anniversary of the option grant.

      SpeedFam-IPEC, Inc. management believes that this amendment will further promote the company’s goal of retaining and attracting knowledgeable outside directors.

Vote Required

      The approval of the amendment to the stock plan to change the vesting schedule for eligible directors requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the proposal at the annual meeting.

Recommendation of the Board of Directors

      THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE AMENDMENT TO THE 1995 STOCK PLAN FOR EMPLOYEES AND DIRECTORS OF SPEEDFAM-IPEC, INC.

      Please refer to Proposal No. 2 for descriptions of the major provisions of the 1995 Stock Plan.

PROPOSAL NO. 4

AMENDMENT TO THE 1995 EMPLOYEE STOCK

PURCHASE PLAN OF SPEEDFAM-IPEC, INC.

      The board recommends that shareholders approve a proposed amendment to the 1995 Stock Purchase Plan. This amendment will increase the shares reserved for issuance thereunder by 300,000 shares, bringing the total number of shares issuable under the stock purchase plan to 1,300,000 shares. At the annual meeting, the shareholders are being requested to approve the increase. This increase is proposed in order to ensure enough options are available for fiscal year 2001 to provide for continued growth of the company.

      The 1995 Stock Purchase Plan currently provides that a total of 1,000,000 shares of common stock may be issued pursuant to options, restricted shares, units or rights which may be granted or awarded from time to time under the plan. As of August 28, 2000, a total of 495,587 shares of common stock were available for such purpose.

      SpeedFam-IPEC, Inc. management believes that this amendment will further promote the company’s goal of attracting knowledgeable employees.

Vote Required

      The approval of the amendment to increase the number of shares available for issuance under the stock purchase plan requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the proposal at the annual meeting.

Recommendation of the Board of Directors

      THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE AMENDMENT TO THE 1995 EMPLOYEE STOCK PURCHASE PLAN OF SPEEDFAM-IPEC, INC.

      The major provisions of the 1995 Purchase Plan relating to stock options and the proposed amendments are described below:

      Term. The 1995 Purchase Plan became effective on October 6, 1995 and will continue in effect for a term of 20 years unless terminated earlier pursuant to the provisions of the 1995 Purchase Plan.

      Administration. The 1995 Purchase Plan is administered by the Board of Directors or a committee of members of the Board appointed by the Board.

      Participation. Only employees may participate in the 1995 Purchase Plan. For this purpose, an “employee” is any person, including an officer, who is regularly employed at least 20 hours per week and more than five months per calendar year by the company or one of its Designated Subsidiaries (as defined in the 1995 Purchase Plan). No employee shall be permitted to subscribe for shares under the 1995 Purchase Plan if, immediately after the grant of the option, the employee would own 5% or more of the total combined voting power or value of all classes of stock of the company or of any subsidiary (including stock issuable upon exercise of options held by him or her), nor shall any employee be granted an option that would permit him or her to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) under the 1995 Purchase Plan in any calendar year. At August 28, 2000 there were 1,039 employees eligible to participate in the 1995 Purchase Plan.

      Type of Awards. On the first day of an offering period, each eligible employee participating in the 1995 Purchase Plan will be granted an option to purchase (at the per share option price) up to a certain number of shares of Common Stock. There will generally be one offering under the 1995 Purchase Plan during each six month period. The most recent offering period commenced on July 1, 2000 and will terminate on December 31, 2000. Offering periods have been and are currently intended to be January 1 through June 30 and July 1 through December 31 and continue until the 1995 Purchase Plan is terminated. The Board of Directors of the company, or any committee designated by the Board of Directors to administer the 1995 Purchase Plan will have the power to change the duration of future offering periods with respect to future offerings without shareholder approval if the change is announced at least fifteen days prior to the first offering period to be affected.

      Shares Available. The maximum number of shares of Common Stock originally available for sale under the 1995 Purchase Plan 500,000 shares. On October 8, 1998, shareholders approved an amendment which increased the maximum number of shares to 1,000,000. If the Proposed amendment is approved, the maximum aggregate number of shares available under the 1995 Purchase Plan will be increased to 1,300,000.

In the event of any changes in the capitalization of the company affected without receipt of consideration by the company, such as stock splits or stock dividends, combination or reclassification of the Common Stock, or any other increase or decrease in the number of outstanding shares of Common Stock, proportionate adjustments will be made by the Company in the shares subject to purchase and in the price per share.

      Stock Options. The per share option price of shares sold in an offering under the 1995 Purchase Plan will be the lower of (i) 85% of the fair market value of a share of Common Stock of the company on the first day of an offering period or (ii) 85% of the fair market value of a share of Common Stock on the last day of an offering period. The fair market value of a share of Common Stock on a given date shall be the closing price as reported in The Wall Street Journal or, if not so reported, the fair market value shall be determined pursuant to the provisions of the 1995 Purchase Plan. The 1995 Purchase Plan provides that the purchase price of such shares of Common Stock during the offering period shall not exceed 15% of the employee’s total compensation during such offering period. Funds received upon sales of Common Stock under the 1995 Purchase Plan will be used for general corporate purposes. The option for the purchase of shares available to each participant in the 1995 Purchase Plan will be exercised automatically on the last day of an offering period, and the maximum number of shares will be purchased for such participant subject to payment in full by the participant for such shares within 30 days. An eligible employee who is a participant in the 1995 Purchase Plan may terminate his or her interest in a given offering by signing and delivering to the company a notice of withdrawal from the 1995 Purchase Plan at least fifteen days prior the last day of the offering period. Termination of a participant’s employment for any reason, including retirement or death, cancels his or her participation in the 1995 Purchase Plan immediately.

      Adjustments. The Board of Directors may make provision for adjusting the number of shares of Common Stock reserved, as well as the price per share of Common Stock covered by each outstanding option, in the event that the company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation. In the event of the proposed liquidation or dissolution of the company, the offering period will cease and an employee’s participation in the 1995 Purchase Plan will be terminated immediately before consummation of such proposed event unless otherwise provided by the Board of Directors. In the event of a sale of all or substantially all of the assets of the company, or the merger of the company with or into another corporation, the employee’s rights may be satisfied by assumption of the company’s obligations by such acquiring or successor corporation unless the Board of Directors determines that the employee will have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Board of Directors makes an option fully exercisable in lieu of assumption or substitution in such event, the employee’s option will be fully exercisable for fifteen days from the date of notice by the Board of Directors, after which the employee’s rights under the 1995 Purchase Plan shall terminate.

      Termination and Amendment. The Board of Directors at any time amend or terminate the 1995 Purchase Plan, except that no such termination may affect options previously granted and no amendment may make any change in any option granted prior to such time which adversely affects the rights of any participant in the 1995 Purchase Plan. Under the 1995 Purchase Plan, an amendment to increase the number of shares reserved for issuance requires the prior approval of the shareholders of the company.

PROPOSAL NO. 5

AMENDMENT TO THE 1995 EMPLOYEE STOCK

PURCHASE PLAN OF SPEEDFAM-IPEC, INC.

      The board further recommends that shareholders approve a proposed amendment to the 1995 Stock Purchase Plan. This amendment will provide for annual increases, to occur automatically on June 1 of each year, beginning in 2001, for the duration of the stock purchase plan, in the number of shares reserved for issuance thereunder by the evergreen amendment, that is, the least of (i) 1,000,000 shares, (ii) 1% of the outstanding shares of common stock of the company or (iii) a number of shares determined by the board of directors. At the annual meeting, the shareholders are being requested to approve the evergreen amendment.

This evergreen amendment is proposed in order to ensure enough options are available, in the long term, to provide for continued growth of the company.

      SpeedFam-IPEC, Inc. management believes that this amendment will further promote the company’s goal of attracting knowledgeable employees.

Vote Required

      The approval of the amendment to adopt the evergreen provision to the stock purchase plan requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the proposal at the annual meeting.

Recommendation of the Board of Directors

      THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE AMENDMENT TO THE 1995 EMPLOYEE STOCK PURCHASE PLAN OF SPEEDFAM-IPEC, INC.

      Please refer to Proposal No. 4 for descriptions of the major provisions of the 1995 Employee Stock Purchase Plan.

PROPOSAL NO. 6

APPOINTMENT OF INDEPENDENT AUDITORS

      The board recommends that the shareholders ratify the appointment of KPMG LLP, certified public accountants, as independent auditors to examine the annual consolidated financial statements of the company and its subsidiaries for fiscal year 2001. A representative of KPMG LLP will be present at the meeting to make a statement, if such representative so desires, and to respond to shareholders’ questions.

Vote Required

      The approval of the amendment to increase the number of shares available for issuance and change the evergreen provision to the purchase plan requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the proposal at the annual meeting.

Recommendation of the Board of Directors

      THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2001 OF SPEEDFAM-IPEC, INC.

SHAREHOLDER PROPOSALS

      If a shareholder intends to present a proposal at the company’s 2001 annual meeting of shareholders and desires that the proposal be included in the company’s proxy statement and form of proxy for that meeting, the proposal must be in compliance with Rule 14a-8 under the Exchange Act and received at the company’s principal executive offices not later than May 14, 2001. As to any proposal that a shareholder intends to present to shareholders without inclusion in the company’s proxy statement for the company’s 2001 annual meeting of shareholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless the company receives notice of the matter to be proposed not later than August 1, 2001. Even if proper notice is received on or prior to August 1, 2001, the proxies named in management’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

OTHER MATTERS

      As of the date of this proxy statement, management knows of no matters to be brought before the meeting other than the matters referred to in this proxy statement.

By Order of the Board of Directors,

/s/ Richard J. Faubert

Richard J. Faubert
President and Chief Executive Officer
September 11, 2000

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
SPEEDFAM-IPEC, INC.
ANNUAL MEETING OF THE SHAREHOLDERS OCTOBER 13, 2000

The undersigned shareholder of Speedfam-IPEC, Inc. (the “Company”) acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement each dated September 11, 2000, and the undersigned revokes all prior proxies and appoints Richard J. Faubert and J. Michael Dodson and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned and to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at the company’s headquarters, 305 North 54th Street, Chandler, Arizona 85226 on Friday, October 13, 2000, at 11:00 a.m. local time, and at any adjournment thereof, and instructs said proxies to vote as follows:

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS.

...

•    DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED    •

SPEEDFAM-IPEC, INC. 2000 ANNUAL MEETING

1.	TO ELECT DIRECTORS OF THE COMPANY TO SERVE FOR THE ENSUING YEAR AND UNTIL THE NEXT ANNUAL MEETING OR THE ELECTION OF THEIR SUCCESSORS.

1-James N. Farley 4-Makoto Kouzuma 7-Roger D. McDaniel	2-Sanjeev Chitre 5-Neil R. Bonke 8-Kenneth Levy	3-Richard J. Faubert 6-Richard S. Hill 9-Carl Neun	[ ] FOR all nominees listed to the left (except as specified below).	[ ] WITHHOLD AUTHORITY to vote for all nominees listed to the left.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right).		[		]

2.	TO APPROVE AN AMENDMENT TO THE 1995 STOCK PLAN FOR EMPLOYEES AND DIRECTORS OF SPEEDFAM-IPEC, INC., TO INCREASE THE SHARES RESERVED FOR ISSUANCE THEREUNDER BY 2,000,000 SHARES.	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.	TO APPROVE AN AMENDMENT TO THE 1995 STOCK PLAN FOR EMPLOYEES AND DIRECTORS OF SPEEDFAM-IPEC, INC., TO PROVIDE FOR IMMEDIATE VESTING OF ELIGIBLE DIRECTOR OPTION GRANTS ON THE DATE OF GRANT FOR BOTH THE INITIAL AND THE ANNUAL AUTOMATIC GRANTS.	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

4.	TO APPROVE AN AMENDMENT TO THE 1995 EMPLOYEE STOCK PURCHASE PLAN OF SPEEDFAM-IPEC, INC., TO INCREASE THE SHARES RESERVED FOR ISSUANCE THEREUNDER BY 300,000 SHARES.	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

(Continued on reverse side to vote)

(Continued on reverse side to vote)

5.	TO APPROVE AN AMENDMENT TO THE 1995 EMPLOYEE STOCK PURCHASE PLAN OF SPEEDFAM-IPEC, INC. TO PROVIDE FOR ANNUAL INCREASES IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY THE EVERGREEN AMENDMENT ON JUNE 1 OF EACH YEAR (BEGINNING JUNE 1, 2000) BY THE LESSER OF (i) 1,000,000 SHARES, (ii) 1% OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY OR (iii) A NUMBER OF SHARES DETERMINED BY THE BOARD OF DIRECTORS.	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

6.	TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE 2001 FISCAL YEAR.	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

7.	TO TRANSACT SUCH OTHER BUSINESS, IN THEIR DISCRETION, AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

Check appropriate box
Indicate changes below:
Address Change?   [   ]   Name Change?   [   ]

Date _______________, 2000

NO. OF SHARES
[                                             ]
Signature(s) in Box

(Note: This Proxy should be marked, dated and signed by the shareholder exactly as his/her name is printed at the left and returned promptly in the enclosed envelope. A person signing as an executor, administrator, trustee or guardian should so indicate and specify his/her title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. If shares are held by joint tenants or a community property, all joint owners should sign.)

(Continued on reverse side to vote)